EXHIBIT 23.1

PricewaterhouseCoopers LLP
Suite 1700
200 East Las Olas Blvd.
Fort Lauderdale, FL 33301
Telephone (954) 764 7111
Facsimile (954) 525 4453

Report of Independent Certified Public Accountants

To World Omni Financial Corp.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of World Omni Financial Corp. (the “Company”) as of December 31, 2003 and the related consolidated statements of operations, of stockholder’s equity, and cash flows for the year then ended, and have issued our report thereon dated February 16, 2004.

In connection with the audit, nothing came to our attention that caused us to believe that the Company failed to comply with the term, covenants, provisions, or conditions of the Sale and Servicing Agreement dated December 2, 2003 between World Omni Auto Receivables Trust 2003-B (the “Issuer”), World Omni Auto Receivables Trust LLC (the “Seller”), and World Omni Financial Corp. (the “Servicer”) insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

This report is intended solely for the information and use of the board of directors and management of the Issuer, the Servicer and the Seller and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
February 16, 2004